Exhibit 24.1

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Anthony H. Barone, Jesse K. Bray and Jeffrey B. Upperman, and each of them, such person’s true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby confirming all acts and things that said attorneys-in-fact and agents, or either of them, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Anthony H. Barone Anthony H. Barone	President and Chief Executive Officer of Centex Credit Corporation d/b/a Centex Home Equity Corporation (Principal Executive Officer)	September 21, 2001

/s/ Jesse K. Bray Jesse K. Bray	Executive Vice President and Chief Financial Officer of Centex Credit Corporation d/b/a Centex Home Equity Corporation (Principal Financial and Accounting Officer)	September 21, 2001

/s/ Anthony H. Barone Anthony H. Barone	Director of Centex Credit Corporation d/b/a Centex Home Equity Corporation	September 21, 2001

/s/ Leldon E. Echols Leldon E. Echols	Director of Centex Credit Corporation d/b/a Centex Home Equity Corporation	September 21, 2001